Securities and Exchange Commission
Washington, D.C. 20549

RE: Commission File #0-25582

Gentlemen:

We were previously principal accoutants for Grace Development, Inc. and on July 16, 1999, we reported on the financial statements of Grace Development, Inc. as of and for the years ended December 31, 1998 and December 31, 1997. On October 29, 1999, we were dismissed as principal accountants of Grace Development, Inc. We have read Grace Development, Inc.'s statements included under Item 4 of its Form 8-K for October 29, 1999, and we agree with such statements.

Very truly yours,


/s/ Steven H. Dohan, CPA

Steven H. Dohan, CPA, Managing Director
Dohan and Company, CPA's
Miami, FL
November 5, 1999


cc: Grace Development, Inc.
    ATTN: Ronald R. McCalium
    Chief Financial Officer
    1690 Chantilly Drive
    Atlanta, GA 30324